Contact: Frances G. Rathke, CFO
Tel: 800-545-2326 X. 1300

GREEN MOUNTAIN COFFEE ROASTERS
MODIFIES EXISTING CREDIT FACILITY

WATERBURY, VERMONT (July 1, 2004) - Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) announced today it has entered into a modified credit facility as of June 30, 2004 with Fleet National Bank, as agent, and Fleet National Bank and Citizens Bank New Hampshire, as participating lenders. The modified credit facility includes a $17 million five-year term loan that will be used to finance the construction of the Company's new distribution facility, the purchase and installation of related machinery, and re-finance the existing term loan the Company entered in connection with its acquisition of capital stock of Keurig, Incorporated. The modified credit facility also includes an equipment line of credit of up to $5 million and a revolving line of credit of up to $10.0 million, which matures on March 31, 2006. The credit facility is secured by all of the Company's assets, including a pledge of the capital stock of Keurig, Incorporated owned by the Company.

The interest paid on the various components of the credit facility is set, at the option of the Company, at prime, LIBOR or Banker's Acceptance rates, generally splusplus a margin. Margins are subject to adjustment based on a performance price structure. On June 10, 2004 the Company also entered into a $17 million amortizing interest swap agreement in order to fix the interest rate on the term loan.

The credit facility contains covenants requiring minimum annual profitability, a maximum funded debt to EBITDA ratio, and a minimum fixed charge coverage ratio.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past four years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. In 2003, the Rainforest Alliance recognized Green Mountain Coffee Roasters with its highest award as its "Corporate Sustainable Standard-Setter" for the Company's commitment to sourcing coffee in an environmentally and socially responsible manner. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 5th overall on its 2004 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 100 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

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